This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you are advised to consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.
August 8, 2006
1212707 ALBERTA LTD.
a wholly-owned subsidiary of
CANADIAN OIL SANDS LIMITED
NOTICE OF VARIATION AND EXTENSION
of the
OFFER TO PURCHASE FOR CASH
all of the issued and outstanding common shares of
CANADA SOUTHERN PETROLEUM LTD.
for the
Offer Price of U.S. $13.10 cash for each Common Share
This is a notice of extension (the “Notice”) to the offer by 1212707 Alberta Ltd. (the “Offeror”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Canada Southern Petroleum Ltd. (“CSP”), together, where the context requires, with associated Rights and including the Common Shares which become outstanding upon exercise of options to acquire Common Shares, set forth in the offer to purchase dated June 26, 2006 and the accompanying take-over bid circular, as amended by the notice of variation dated July 5, 2006 and as further amended by the notice of variation dated July 14, 2006 (the “Original Offer”). The Offeror hereby gives notice that it is amending and extending the Original Offer as set forth in this Notice. See “Extension of the Offer” and “Amendments to the Original Offer” herein. The Original Offer, as amended and extended by this Notice, is herein referred to as the “Offer”. Capitalized terms used herein but not defined in this Notice have the meanings set out in the Original Offer.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 12:00 MIDNIGHT (PACIFIC DAYLIGHT TIME) ON AUGUST 18, 2006, UNLESS FURTHER EXTENDED OR WITHDRAWN. THE OFFER HAS BEEN AMENDED TO PROVIDE THAT IT IS CONDITIONAL, AMONG OTHER THINGS, UPON THERE BEING VALIDLY DEPOSITED UNDER THE OFFER AND NOT WITHDRAWN AT LEAST 50.01% (AS COMPARED TO 66 2/3% IN THE ORIGINAL OFFER) OF THE COMMON SHARES (CALCULATED ON A FULLY DILUTED BASIS) BEING VALIDLY DEPOSITED UNDER THE OFFER AND NOT WITHDRAWN, OTHER THAN THOSE COMMON SHARES HELD BY THE OFFEROR OR ITS AFFILIATES OR BY PERSONS WHOSE SHARES MAY NOT FORM PART OF ANY MINORITY APPROVAL OF A SUBSEQUENT ACQUISITION TRANSACTION (AS DEFINED IN THE OFFER).
Holders of Common Shares (“Shareholders”) who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (which is printed on yellow paper) and deposit it, together with certificates representing their Common Shares and all other documents required by the Letter of Transmittal, at the applicable office of Computershare Investor Services Inc., in its capacity as Depositary or U.S. Forwarding Agent, shown on the Letter of Transmittal and on the back page of this document, all in accordance with the transmittal instructions in the Letter of Transmittal. Alternatively, Shareholders (i) in the United States, may follow the procedures for bookentry tender of Common Shares set forth in Section 3 of the Original Offer, “Manner of Acceptance”, or (ii) may request such Shareholder’s broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Original Offer, “Manner of Acceptance”.
Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Original Offer, “Manner of Acceptance”.
Questions and requests for assistance may be directed to the Depositary or the U.S. Forwarding Agent and additional copies of this document, the Original Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery (which is printed on blue paper) may be obtained, without charge, on request from the Depositary or the U.S. Forwarding Agent at the applicable address shown in the Letter of Transmittal and on the back page of this document.
The Depositary for the Offer is:
Computershare Investor Services Inc.
100 University Avenue
9th Floor
Toronto, Ontario M5J 2Y1
Toll Free: 1-866-612-8054

The U.S. Forwarding Agent for the Offer is:	The Information Agent for the Offer is:
Computershare Investor Services Inc.	D.F. King & Co. Inc.
250 Royall Street	48 Wall Street, 22nd Floor
Canton, Massachusetts	New York, New York
USA 02021	USA, 10005 Telephone: 1-212-269-5550 Toll Free: 1-800-901-0068 Facsimile: 1-212-269-2798

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
The Offer is made for the securities of a Canadian company. It may be difficult for Shareholders to enforce their rights and any claim Shareholders may have arising under the United States federal or state securities laws, as the Offeror, Canadian Oil Sands Limited and CSP are located in Canada, and some or all of their officers and directors may be residents of Canada. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal or state securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
CURRENCY AND EXCHANGE RATES
All references in this Notice to “dollars” or “$” are to Canadian dollars, unless otherwise indicated. On August 4, 2006, the rate of exchange for the U.S. dollar, expressed in Canadian dollars, based on the noon rate as provided by the Bank of Canada was U.S. $1.00 = Canadian $1.127.
This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.

NOTICE OF EXTENSION
TO: THE SHAREHOLDERS OF CANADA SOUTHERN PETROLEUM LTD.
      By notice to the Depositary and as set forth in this Notice, the Offeror is amending and extending the Original Offer. Except as otherwise set forth in this Notice, the information, terms and conditions in the Original Offer continue to be applicable in all respects and this Notice should be read in conjunction therewith.

1.	Extension of the Offer
      The Offeror has amended the Original Offer by extending the time during which the Offer is open for acceptance from 8:00 a.m. (Mountain Daylight Time) on August 1, 2006 to 12:00 Midnight (Pacific Daylight Time) on August 18, 2006. Accordingly, the definition of “Expiry Date” in the Offer has been amended to mean August 18, 2006, unless the Offer is extended (pursuant to Section 5 of the Original Offer, “Variation or Extension of the Offer”), in which event the Expiry Date shall mean the latest date on which the Offer as so extended expires.

2.	Recent Developments
      The Depositary advised the Offeror, that, as at 8:00 a.m. (Mountain Daylight Time) on August 1, 2006, a total of approximately 6.5 million Common Shares were deposited and not withdrawn under the Offer, representing approximately 45% of the outstanding Common Shares as of that date. Further, the Depositary advised the Offeror, that, as at 3:00 p.m. (Mountain Daylight Time) on August 4, 2006, a total of approximately 5.0 million Common Shares were deposited and not withdrawn under the Offer, representing approximately 34% of the outstanding Common Shares as of that date. One of the conditions under the Offer was that there shall be validly deposited under the Offer, and not withdrawn, at least 66 2/3% of the Common Shares (calculated on fully-diluted basis), other than those Common Shares held by the Offeror or its affiliates or by persons whose Common Shares may not be included as part of the minority approval of a Subsequent Acquisition Transaction. This condition was not met and the remaining conditions, except for the amendment to the 66 2/3% condition as described in paragraph 3 below, continue to remain in force and are not waived.
      On July 26, 2006, Canadian Superior Energy Inc. issued a press release announcing an intention to make a revised offer, but as of August 7, 2006, has not yet filed formal documents with Canadian or U.S. regulators that would define the details of key provisions of that proposed revised offer. On July 28, 2006 and August 7, 2006, CSP issued press releases that the board of CSP continues to provide strong support and unanimous recommendation that Shareholders accept the Original Offer herein and tender their shares to it.
      On July 27, 2006, Nosara Holdings Ltd., a wholly-owned subsidiary of Petro-Canada let its bid for the purchase of all the outstanding Common Shares of CSP expire.
      The Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol “CSW” and on The NASDAQ Capital Market (“NASDAQ”) under the trading symbol “CSPLF”. On August 4, 2006, the last trading day prior to the mailing of the Notice, the closing price of the Common Shares on the TSX was CDN$14.74 and on NASDAQ was U.S.$13.02. The Offer represented a premium of approximately 0.2% and 0.6%, respectively, over the closing price of Common Shares on the TSX and NASDAQ on the last trading day immediately preceding the mailing of the Notice.

3.	Amendment to the Original Offer
      The Offeror has amended the Original Offer such that the Offer is no longer conditional on there being 66 2/3% validly deposited outstanding Common Shares under the Offer but rather conditional on there being 50.01% validly deposited outstanding Common Shares under the Offer. As a result, the Offeror will take up and pay for any Common Shares deposited to the Offer if all of the terms and conditions of the Offer, as amended as set forth below, have been satisfied or waived by the Offeror at or prior to the Expiry Time.
      The first paragraph on the cover page of the Original Offer is amended and restated in its entirety as follows:
      This offer (the “Offer”) by 1212707 Alberta Ltd. (the “Offeror”), a wholly-owned subsidiary of Canadian Oil Sands Limited (the “Acquiror”) and an indirect wholly-owned subsidiary of Canadian Oil Sands Trust (the “Trust”) to purchase all of the issued and outstanding common shares (”Common Shares”) together, where the context requires, with associated Rights (as defined herein) of Canada Southern Petroleum Ltd. (”CSP”) will be open for acceptance until 12:00 Midnight (Pacific Daylight Time) on August 18, 2006 (the “Expiry Date”) unless withdrawn or extended. The Offer is conditional (unless waived or amended by the Offeror) upon, among other things, there being validly deposited under the Offer and not withdrawn at least 50.01% of the Common Shares (calculated on a fully-diluted basis), other than those Common Shares held by the Offeror or its affiliates or by persons whose Common Shares may not form part of any minority approval of a Subsequent Acquisition Transaction (as defined herein). This condition and the other conditions to the Offer are described in Section 4 of the Offer to Purchase: “Conditions of the Offer”.
      The third paragraph on page 6 of the Original Offer is amended and restated in its entirety as follows:
      What are the most significant conditions to the Offer?
      We have the right to withdraw the Offer or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer unless at the expiry time of the Offer, and at the time we first take up and pay for Common Shares under the Offer, there have been validly deposited and not withdrawn at least 50.01% of the outstanding Common Shares (calculated on a fully-diluted basis).
      The first and second paragraphs on page 7 of the Original Offer are amended and restated in its entirety as follows:
      Will the Offer be followed by an acquisition of Common Shares not tendered in the Offer?
      If we purchase Common Shares in the Offer that represent at least 50.01% of the outstanding Common Shares (calculated on a fully-diluted basis), we intend to acquire the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions for an amount in cash that equals U.S.$13.10 per Common Share. See Section 12 of the Offer to Purchase: “Acquisition of Common Shares Not Deposited”.
      If at least 50.01% of the outstanding Common Shares are tendered and accepted for payment, will CSP continue as a public company?
      No. If we acquire at least 90% of the outstanding Common Shares (calculated on a fully-diluted basis), we intend to exercise our statutory right to acquire the remainder of the Common Shares held by each shareholder who did not tender its Common Shares on the same terms, including price, as the Common Shares that are acquired in the Offer; provided that any shareholder who did not accept the Offer may demand payment of the fair value of such Common Shares if it follows the statutory procedures for making such demand. If we acquire at least 50.01% but less than 90% of the outstanding Common Shares (calculated on a fully-diluted basis), we intend to pursue other means of acquiring, directly or indirectly, the remaining Common Shares, including by way of a statutory arrangement, amalgamation, merger, capital reorganization or other transaction involving CSP and us. We call these transactions “subsequent acquisition transactions”. Even if for some reason we do not acquire the remaining Common Shares, if we purchase all of the tendered Common Shares, there may be so few remaining shareholders and publicly held shares that: i) the Common Shares may no longer be eligible to be quoted and traded on the Toronto Stock Exchange, The NASDAQ Capital Market or any other securities market or exchange; ii) there may not be a public trading market for Common Shares; and iii) if permitted by applicable law, CSP may cease making filings with the securities regulatory authorities in Canada and the Securities and Exchange Commission or otherwise cease being required to comply with the securities regulatory authorities in Canada and the U.S. Securities and Exchange Commission rules relating to publicly held companies. See Section 13 of the Circular: “Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings”.
      The third paragraph on page 10 of the Original Offer is amended and restated in its entirety as follows:
      Conditions of the Offer
      The Offeror reserves the right to withdraw the Offer and not take up and pay for or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the conditions described in Section 4 of the Offer to Purchase: “Conditions of the Offer”, are satisfied or waived prior to the Expiry Time by the Offeror. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn, at least 50.01% of the Common Shares (calculated on a fully-diluted basis), other than those Common Shares held by the Offeror or its affiliates or by persons whose Common Shares may not be included as part of the minority approval of a Subsequent Acquisition Transaction. All of such conditions are for the exclusive benefit of the Offeror and may be waived by it, in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights that the Offeror may have. For a complete description of the conditions to the Offer, see Section 4 of the Offer to Purchase: “Conditions of the Offer”.

      Paragraph (a) under “Conditions of the Offer” on page 20 of the Original Offer is amended and restated in its entirety as follows:

4.	CONDITIONS OF THE OFFER
      Notwithstanding any other provision of the Offer, but subject to the terms of the Pre-Acquisition Agreement, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror:

(a) there shall have been validly deposited under the Offer, and not withdrawn, at least 50.01% of the Common Shares (calculated on a fully-diluted basis), other than those Common Shares held by the Offeror or its affiliates or by persons whose Common Shares may not be included as part of the minority approval of a Subsequent Acquisition Transaction;
      The first paragraph under “Pre-Acquisition Agreement” on page 29 of the Original Offer is amended and restated in its entirety as follows:
      The Offer
      Effective June 18, 2006, the Acquiror, Offeror and CSP entered into the Pre-Acquisition Agreement, pursuant to which the Offeror agreed to make the Offer to purchase all of the Common Shares for cash consideration of U.S.$13.10 per Common Share. The Pre-Acquisition Agreement provides that the Offer is subject to certain conditions including, among other things, that a minimum of 50.01% of the Common Shares (calculated on a fully-diluted basis) be tendered under the Offer. See Section 4 of the Offer to Purchase: “Conditions of the Offer”. The Pre-Acquisition Agreement provides, among other things, that the Offeror will not amend the terms of the Offer, other than (i) to increase the consideration payable thereunder, (ii) to waive any conditions thereof, provided that the Offeror may not waive the Minimum Condition, (iii) to reduce the Minimum Condition, provided it cannot be reduced below 50% of the outstanding Common Shares without the consent of the Company; (iv) to otherwise amend any terms or conditions thereof, provided such amendment is not adverse to the Shareholders; or (v) to extend the Expiry Time.

4.	Time of Acceptance
      The Offer is open for acceptance until, but not later than, 12:00 Midnight (Pacific Daylight Time) on August 18, 2006, or until such time and date to which the Offer may be extended by the Offeror at its discretion unless withdrawn by the Offeror. See Section 2 of the Original Offer “Time of Acceptance”.

5.	Manner of Acceptance
      Common Shares may be deposited to the Offer in accordance with the provisions set forth in Section 3 of the Original Offer “Manner of Acceptance”.

6.	Take-up and Payment of Deposited Common Shares
      The Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn as set forth in Section 6 of the Original Offer, “Take-Up and Payment for Deposited Common Shares”.

7.	Withdrawal of Deposited Common Shares
      Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer under circumstances and in the manner described in Section 7 of the Original Offer, “Withdrawal of Deposited Common Shares”.

8.	Consequential Amendments to Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery
      Consequential amendments in accordance with this Notice are deemed to be made where required to the Offer (including the Summary Term Sheet), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Except as varied hereby, all terms of the Original Offer remain in effect, unamended.

9.	Statutory Rights
      Securities legislation in certain of the provinces and territories of Canada provides security holders of CSP with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE
      The contents of this Notice have been approved, and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and Canadian Oil Sands Limited.
      The Original Offer, as amended by this Notice, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer within the meaning of the Securities Act (Québec).
DATED: August 8, 2006
1212707 ALBERTA LTD.

(Signed) Marcel R. Coutu	(Signed) Allen R. Hagerman
President and Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) Trudy M. Curran	(Signed) Ryan M. Kubik
Director	Director
CANADIAN OIL SANDS LIMITED

(Signed) Marcel R. Coutu	(Signed) Allen R. Hagerman
President and Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) C.E. (Chuck) Shultz	(Signed) Walter B. O’Donoghue
Director	Director
CANADIAN OIL SANDS TRUST,
By its Manager
CANADIAN OIL SANDS LIMITED

(Signed) Marcel R. Coutu	(Signed) Allen R. Hagerman
President and Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) C.E. (Chuck) Shultz	(Signed) Walter B. O’Donoghue
Director	Director

The Depositary for the Offer is:
COMPUTERSHARE INVESTOR SERVICES INC.

By Mail	By Registered Mail, Hand or Courier
P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attn: Corporation Actions	100 University Avenue 9th Floor Toronto, Ontario M5J 2Y1
Toll Free (Canada and United States): 1-866-612-8054
E-Mail: corporateactions@computershare.com
The U.S. Forwarding Agent is:
COMPUTERSHARE INVESTOR SERVICES INC.
By Mail, Registered Mail, Hand or Courier
250 Royall Street
Canton, Massachusetts
USA 02021
The Information Agent is:
D.F. KING & CO. INC.
48 Wall Street, 22nd Floor
New York, New York
USA 10005
Telephone: 1-212-269-5550
Toll Free: 1-800-901-0068
Facsimile: 1-212-269-2798
Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the U.S. Forwarding Agent or the Information Agent at their telephone numbers and locations set forth above. Additional copies of this Notice, the Offer and
Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be
obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent.